UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2004

Dendreon Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 First Avenue Seattle, Washington	98121
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

None

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

We have a Bioprocessing Services Agreement with Diosynth RTP, Inc., dated May 16, 2001, as amended, which provides for the scale-up to commercial manufacturing quantities of the antigen used in Provenge. On October 29, 2004, we and Diosynth entered into an amendment to that agreement by which Diosynth will perform studies to verify the manufacturing process for the antigen and will manufacture the antigen at commercial scale to validate the manufacturing process. The total contract price payable by us for this work is $18.0 million. If we terminate the agreement without cause, or if Diosynth were to terminate in the event of our default, we would be obligated to pay Diosynth a cancellation fee equal to a portion of the remaining uninvoiced contract amount, which would not exceed $6.3 million. In addition, we are obligated under the amended agreement to pay fees in the event of delays in our required performance. On October 29, 2004, Diosynth acquired from us $3,500,000 of our common stock, or 428,396 shares valued at $8.17 per share, the average closing price of our stock over the 10 trading days preceding the amendment, in satisfaction of our initial $3,500,000 payment obligation. The stock was registered under our existing shelf registration statement (SEC File No. 333-102351). In the amended agreement, Diosynth agreed to a lock-up provision providing that, for a period of 90 days from October 29, 2004, Diosynth will not offer or sell or agree to or permit any sale or other disposition of the common stock acquired under the amended agreement. After that lock-up period, the stock may be resold by Diosynth without restriction.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

5.1	Opinion of Stoel Rives LLP

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By:	/s/ Martin A. Simonetti
Martin A. Simonetti
Chief Financial Officer, Senior Vice President, Finance and Treasurer

Date: November 2, 2004

EXHIBIT INDEX

Number	Description
5.1	Opinion of Stoel Rives LLP

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1 hereto)